Exhibit 3

OI S.A. – IN JUDICIAL REORGANIZATION

Board of Directors Meeting held on September 12, 2016

DECLARATION OF THE CHAIRMAN OF THE PEOPLE, APPOINTMENTS AND COMPENSATION COMMITTEE

In view of the statements made by Board Member Marcos Duarte Santos in his voting statement in the deliberation on the Board of Directors Meeting of Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) on September 12, 2016, in which Mr. Ricardo Malavazi Martin’s appointment for the position of Chief Financial Officer and Investor Relations Officer was approved, and seeing as I cannot accept the insulting accusations in that statement, that stain the image and reputation of the members of the People, Appointments and Compensation Committee (Comitê de Gente, Nomeação e Remunerações—“CGNR”), I hereby provide, supplementing the information stated the Board of Directors vote declaration, the following clarifications:

 (a)  upon the Board of Directors’ request, the CGNR met urgently on September 7, 2016 (the request made on September 6 without any opposition by the Board Members present at that day) to, pursuant to the Bylaws, prepare a recommendation to be submitted to the Company’s Board of Directors, for the choice of a candidate for the position left vacant with the voluntary exit of its former occupant; at the outset, we must refuse the affirmation that the CGNR “usurped powers” of any other company body in complying with the determination of the Board of Directors and having followed the Bylaws.

(b) as stated in item (a), the CGNR prepared a recommendation – we repeat, a recommendation – and did not make any decisions given that this is not foreseen in our Bylaws; therefore, there is no basis for the affirmation that the CGNR “appointed” a candidate and that the choice was “determined prior to the board’s deliberations” by it. I understand that member Marcos Duarte, in voting unfavorably to the proposal that resulted from the CGNR’s recommendation, ends up demonstrating the exact opposite, which is that the final decision was submitted to the board’s vote….

(c) in the abovementioned meeting on September 7, 2016, the CGNR also prepared, once more, following its duties under the Bylaws, a recommendation of some principles that should be followed in the board’s decision on compensation; which were totally misunderstood, given the suspicions that “apparently” the CGNR previously determined the new person’s compensation.

(d) among other insinuations with no grounds, board member Marcos Duarte states that “there was an attempt to make people believe that the determination of the CFO was effectively discussed;” without the indication of the author of said attempted deception maneuver, it would need to be proven that the other board members were manipulated and insufficiently informed, which, as is made clear by the declaration of the majority who voted favorably to the proposal, it an assumption that does not deserve attention.

(e) we must also share our reservations towards the insinuation that the process was accelerated and that Dr. Ricardo Malavazi was chosen for the “accommodation of conveniences;” these conveniences are not detailed, allowing an interpretation that whoever is not in accordance with Board Member Marcos Duarte’s opinion must be motivated by “conveniences”.

Exhibit 3

What is left to state is only this: first of all, Board Member Marcos Duarte did not agree with the quick speed with which the decision was made (although he did not express this on September 6, when the acceleration of the process was decided). The majority of the Board of Directors had a different position, given the circumstances the company was and is going through and weighing some inconveniences and risks, and ended up deciding otherwise; moreover, looking at the practical results, it was a wise decision, avoiding gaps in the exercise of a role so relevant to the Company’s Judicial Reorganization proceeding.

Secondly, Board Member Marcos Duarte did not consider that the candidate that ended up being selected had the ideal profile for the position. The personal assessment of candidates is a right that all have, and, in a collegiate body, it is not always possible to obtain unanimity.

These two points that were disagreed on are perfectly legitimate and resolvable through voting; what is less cordial is not accepting the vote results and discrediting the methodology, the company’s corporate governance and the reputation of its decision makers, resorting to affirmations and insinuations that were not proven and compromising the necessary stability and good relations between the corporate bodies, and even within the shareholder structure.

Luís Palha